Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Evolus, Inc. 2024 Employee Stock Purchase Plan of Evolus, Inc., of our report dated March 7, 2024, with respect to the consolidated financial statements of Evolus, Inc. and the effectiveness of internal control over financial reporting of Evolus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
November 6, 2024